Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 14, 2014 with respect to the shares of Common Stock of Luby’s, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2014

BANDERA PARTNERS LLC

	By:	/s/ Gregory Bylinsky
		Name:	Gregory Bylinsky
		Title:	Managing Director

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm